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                                                                    EXHIBIT 10.2


                           GENERAL SERVICES AGREEMENT

         This General Services Agreement ("Agreement") is made between Advanced Viral Research Corporation, Inc - ADVR, which has a place of business at 200 Corporate Boulevard South, Yonkers, New York 10701, USA (hereinafter "Sponsor"), and Quintiles Israel Ltd. having its office at P.O.B 8567, Poleg Industrial Park Netanya 42505, Israel (hereinafter "Quintiles"). When signed by both parties, this Agreement will set forth the terms and conditions under which Quintiles agrees to provide certain services to Sponsor as set forth herein.

                                    RECITALS:

         A. Sponsor is in the business of developing, manufacturing and/or distributing pharmaceutical products, medical devices and/or biotechnology products. Quintiles is in the business of providing clinical trial services, research, and other services for the pharmaceutical, medical device and biotechnology industries and has made significant, up-front investments in technologies related to those industries, building on important inventions and web-based technologies.

         B. Sponsor and Quintiles desire to enter into this Agreement whereby Quintiles will perform services relating to ADVR's three projects:

         Phase I Clinical Trial of the Peptide Nucleic Acid Complex `Product R' in Patient with Advanced-Stage Acquired Immunodeficiency Syndrome

         Phase I Clinical Trial of the Peptide Nucleic Acid Complex `Product R' in Patient with Advanced-Stage Hematopoietic Neoplasms

         Phase I Clinical Trial of the Peptide Nucleic Acid Complex `Product R' in Patient with Advanced-Stage Cancer, Preceded by a Pre-Phase I single Injection Study (the "Project").

                                   AGREEMENT:

         1.0 SERVICES TO BE PROVIDED. The services to be performed hereunder (the "Services") shall be specified in the Scope of Work attached hereto as Attachment 1. Any responsibilities not specifically transferred in this Agreement shall remain the responsibility of Sponsor.

         2.0 PAYMENT OF FEES AND EXPENSES. Sponsor will pay Quintiles for fees, expenses and pass-through costs in accordance with the budget and payment schedule attached hereto as Attachment 2. Sponsor agrees that the budget and payment schedule will be structured in an effort to maintain cash neutrality for Quintiles (with respect to the payment of professional fees, pass-through costs and otherwise). As a minimum requirement in this context, if requested by Quintiles, Sponsor agrees that it shall provide an up-front payment equal to fifteen percent (15%) of the budget, which up front payment shall be credited to Sponsor on the




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                  final invoice. Quintiles will invoice Sponsor monthly for the fees, expenses and pass-through costs incurred in performing the Services, and Sponsor shall pay each invoice within thirty
                  (30) days of the date of the invoice. If any portion of an invoice is disputed, then Sponsor shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. Sponsor shall pay Quintiles interest in an amount equal to four percent (4%) above the LIBOR rate per month of all undisputed amounts owing hereunder and not paid when due (or the maximum lesser amount permitted by applicable law). In the event that taxes or duties, of whatever nature, are required to be withheld on payments made pursuant to this Agreement by any state, federal, provincial or foreign government, including, but not limited to, Value Added Tax, Sponsor shall promptly pay said taxes and duties to the appropriate taxing authority without any deduction to any amount owed to Quintiles. Sponsor shall secure and deliver to Quintiles any official receipt for any such taxes paid. Quintiles shall send all invoices to the attention of Alan V. Gallantar at the following address: 200 Corporate Boulevard South, Yonkers, New York 10701, USA. Sponsor shall send all payments to the following address: Quintiles Israel Ltd. P.O.B. 8567, Poleg Industrial Park Netanya 42505, Israel.

         3.0 TERM. This Agreement shall commence on the date it has been signed by all parties and shall continue until the Services are completed or until terminated by either party in accordance with Section 17 below.

         4.0 CHANGE ORDERS. Any change in the details of this Agreement or the assumptions upon which this Agreement is based (including, but not limited to, changes in an agreed starting date for the Project or suspension of the Project by Sponsor) may require changes in the budget and/or time lines, and shall require a written amendment to the Agreement (a "Change Order"). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. The Change Order will become effective upon the execution of the Change Order by both parties, and Quintiles will be given a reasonable period of time within which to implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. Without limiting the foregoing, Sponsor agrees that it will not unreasonably withhold approval of a Change Order, even if it involves a fixed price contract, if the proposed changes in budgets or time lines result from, among other appropriate reasons, forces outside the reasonable control of Quintiles or changes in the assumptions upon which the initial budget or time lines were based, including, but not limited to, the assumptions set forth in the budget or timelines. Quintiles reserves the right to postpone effecting material changes in the Project's scope until such time as the parties agree to and execute the corresponding Change Order. For any Change Order that affects the scope of the regulatory obligations that have been transferred to Quintiles, Quintiles and Sponsor shall execute a corresponding amendment to the Transfer of Obligations Form. Sponsor shall file such amendment where appropriate, or as required by law or regulation.



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

5.0 CONFIDENTIALITY. It is understood that during the course of this Agreement, Quintiles and its employees may be exposed to data and information that are confidential and proprietary to Sponsor. All such data and information (hereinafter "Sponsor Confidential Information") written or verbal, tangible or intangible, made available, disclosed, or otherwise made known to Quintiles and its employees as a result of Services under this Agreement shall be considered confidential and shall be considered the sole property of Sponsor. All information regarding Quintiles' operations, methods, and pricing and all Quintiles' Property (as defined in Section 6.0 below), disclosed by Quintiles to Sponsor in connection with this Agreement is proprietary, confidential information belonging to Quintiles (the "Quintiles Confidential Information", and together with the Sponsor Confidential Information, the "Confidential Information"). The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party's obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party. Each party agrees that it will not disclose the terms of this Agreement to any third party without the written consent of the other party, which shall not unreasonably be withheld. These obligations of confidentiality and nondisclosure shall remain in effect for a period of ten (10) years after the completion or termination of the Agreement.

                  The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party; (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or, (d) is required by law or regulation to be disclosed.

         6.0 OWNERSHIP AND INVENTIONS. All data and information generated or derived by Quintiles as the result of services performed by Quintiles under this Agreement shall be and remain the exclusive property of Sponsor. Any inventions that may evolve from the data and information described above or as the result of services performed by Quintiles under this Agreement shall belong to Sponsor and Quintiles agrees to assign its rights in all such inventions and/or related patents to Sponsor. Notwithstanding the foregoing, Sponsor acknowledges that Quintiles possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Quintiles and which relate to its business or operations (collectively "Quintiles' Property"). Sponsor and Quintiles agree that any Quintiles' Property or improvements thereto which are used, improved,




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                  modified or developed by Quintiles under or during the term of this Agreement are the sole and exclusive property of Quintiles.

         7.0 RECORDS AND MATERIALS. At the completion of the Services by Quintiles, all materials, information and all other data owned by Sponsor, regardless of the method of storage or retrieval, shall be delivered to Sponsor in such form as is then currently in the possession of Quintiles, subject to the payment obligations set forth in Section 2 herein. Alternatively, at Sponsor' s written request, such materials and data may be retained by Quintiles for Sponsor for an agreed-upon time period, or disposed of pursuant to the written directions of Sponsor. Sponsor shall pay the costs associated with any of the above options and shall pay a to-be-determined fee for storage by Quintiles of records and materials after completion or termination of the Services. Quintiles, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, copies of all materials that may be needed to satisfy regulatory requirements or to resolve disputes regarding the Services. Nothing in this Agreement shall be construed to transfer from Sponsor to Quintiles any FDA or regulatory record-keeping requirements unless such transfer is specifically provided for in the applicable Transfer of Obligations Form.

         8.0 INDEPENDENT CONTRACTOR RELATIONSHIP. For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Neither party shall have the power or right to bind or obligate the other party, and neither party shall hold itself out as having such authority. If, however, Sponsor desires to conduct clinical trials in one or more countries that require a local sponsor or representative, and Sponsor requests that Quintiles or its affiliates serve as its agent for that purpose, then Quintiles may serve as Sponsor's agent for the purpose of fulfilling local sponsor or representative duties. Sponsor shall pay Quintiles for such local representative services at Quintiles' standard daily rates, unless otherwise specified in the attached Budget.

         9.0 REGULATORY COMPLIANCE; INSPECTIONS. Quintiles agrees that its Services will be conducted in compliance with all applicable laws, rules and regulations, and with the standard of care customary in the contract research organization industry. If this study will be conducted under an FDA Investigational New Drug Application ("IND") or Investigational Device Exemption ("IDE"), or any other FDA application, Quintiles represents that it has a compliance plan in place regarding the FDA's electronic records and signatures regulation, 21 CFR Part 11 ("Part 11") and that it is working diligently to implement its plan. Quintiles, however, is not responsible for the compliance or non-compliance of applications or systems used by third parties (including, but not limited to, investigative sites or third party laboratories) unless such applications or systems are owned by Quintiles. Quintiles shall process all personal data in accordance with this Agreement or as otherwise instructed by Sponsor or its affiliates in compliance with the EU Data Protection Directive 95/46/EC and any applicable national legislation enacted




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

                  thereunder ("Data Protection Legislation"). Sponsor represents and affirms to Quintiles that Sponsor has complied with, and will continue to comply with its obligations under the Data Protection Legislation.

                  Quintiles' standard operating procedures will be used in performance of the Services, unless otherwise specifically stated in the Scope of Work. Quintiles certifies that it has not been debarred under the Generic Drug Enforcement Act and that it will not knowingly employ any person or entity that has been so debarred to perform any Services under this Agreement. Sponsor represents and certifies that it will not require Quintiles to perform any assignments or tasks in a manner that would violate any applicable law or regulation. Sponsor further represents that it will cooperate with Quintiles in taking any actions that Quintiles reasonably believes are necessary to comply with the regulatory obligations that have been transferred to Quintiles. If Sponsor is transferring to Quintiles responsibility for any regulatory obligations under United States laws or regulations, Quintiles and Sponsor shall cooperate in the completion of a Transfer of Obligations Form in conjunction with this Agreement. Any such regulatory responsibilities not specifically transferred in the Transfer of Obligations Form shall remain the regulatory responsibility of Sponsor. The Transfer of Obligations Form will be filed with the United States Food and Drug Administration ("FDA") by Sponsor where appropriate, or as required by law or regulation.

                  Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named. Each party, however, shall: a) notify the other party promptly of any governmental or regulatory inspection or inquiry concerning any study or Project of Sponsor in which Quintiles is providing Services, including, but not limited to, inspections of investigational sites or laboratories; b) forward to the other party copies of any correspondence from any regulatory or governmental agency relating to such a study or Project, including, but not limited to, U.S. FDA Form 483 notices, and any refusal to file, rejection or warning letters, even if they do not specifically mention the other party; and, c) obtain the written consent of the other party, which will not unreasonably be withheld, before referring to the other party or any of its affiliates in any regulatory correspondence. Where reasonably practicable, each party will be given the opportunity to have a representative present during any regulatory inspection. Each party, however, acknowledges that it may not direct the manner in which the other party fulfills its obligations to permit inspection by governmental entities.

                  Each party agrees that, during an inspection by any regulatory authority concerning any study or Project of Sponsor in which Quintiles is providing Services, it will not disclose information and materials that are not required to be disclosed to such agency, without the prior consent of the other party, which shall not unreasonably be withheld. Such information and materials includes, but are not limited to, the following: 1) financial data and pricing data (including, but not limited to, the budget and payment schedule); 2) sales data (other than shipment




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

                  data); and, 3) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements).

                  During the term of this Agreement, Quintiles will permit Sponsor's representatives (unless such representatives are competitors of Quintiles) to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance notice during regular business hours to determine that the Project assignment is being conducted in accordance with the agreed task and that the facilities are adequate. All information disclosed, revealed to or ascertained by Sponsor in connection with any such audit or examination or in connection with any correspondence between Quintiles and any regulatory authorities (including any FDA Form 483 notices) shall be deemed to constitute Quintiles Confidential Information, for purposes of this Agreement. Sponsor shall reimburse Quintiles for its time and expenses (including reasonable attorney fees and the costs of responding to findings) associated with any inspection, audit or investigation relating to the Services ("Inspection") instigated by Sponsor or by a governmental authority, unless such Investigation finds that Quintiles breached this Agreement or any applicable law or regulation.

         10.0 RELATIONSHIP WITH INVESTIGATORS. If Quintiles will be obligated to contract with investigators or investigative sites (collectively, "Investigators") then Quintiles will use its standard Clinical Trial Agreement ("Global CTA") form, a copy of which can be reviewed on request along with certain local CTA forms ("Local CTAs") that have developed for use in certain countries based on local requirements with the benefit of local legal advice, which have been prepared in local language and English language where applicable. Any applicable Local CTAs will be made available for inspection by the Sponsor upon request. If the Global CTA form or a Local CTA is updated, Quintiles will use its then current Global CTA form (or Local CTA as appropriate) as of the time of the agreement. If Sponsor insists that any CTA form other than the Global CTA and Local CTAs be used, then Sponsor shall pay all translation costs and additional negotiation time may be required. If an Investigator insists upon any material changes to any provisions that directly affect Sponsor, then Quintiles shall submit the proposed material change to Sponsor, and Sponsor shall review, comment on and/or approve such proposed changes within five (5) working days. If the Global CTA form (or Local CTA, where applicable), or any changes approved by Sponsor, differ from the terms of this Agreement (including, but not limited to, provisions allowing an Investigator to publish results or data that Quintiles is prohibited from revealing), then Quintiles shall have no liability for any such approved provisions or changes. Unless otherwise stated in the attached Budget, the time incurred by Quintiles in negotiating CTA changes proposed by sites shall be billed at Quintiles' Standard Rates. The parties acknowledge and agree that Investigators shall not be considered the employees, agents, or subcontractors of Quintiles or Sponsor and that Investigators shall exercise their own independent medical judgment. Quintiles' responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement.



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

                  If Quintiles will be paying Investigators on behalf of Sponsor, the parties will agree in the attached Payment Schedule as to a schedule of amounts to be paid to Investigators. Sponsor acknowledges and agrees Quintiles will only pay Investigators from advances or pre-payments received from Sponsor for Investigators' services, and that Quintiles will not make payments to Investigators prior to receipt of sufficient funds from Sponsor. Sponsor acknowledges and agrees that Quintiles will not be responsible for delays in a study or Project to the extent that such delays are caused by Sponsor's failure to make adequate pre-payment for Investigators' services. Sponsor further acknowledges and agrees that payments for Investigators' services are pass-through payments to third parties and are separate from payments for Quintiles' Services. Sponsor agrees that it will not withhold Investigator payments except to the extent that it has reasonable questions about the services performed by a particular Investigator. For the avoidance of doubt, nothing contained in this clause, or elsewhere in this Agreement, is intended to confer any right or benefit on any third party including, but not limited to, any Investigator, whether under the provisions of the Contracts (Rights of Third Parties) Act 1999 or otherwise.

         11.0 THIRD PARTY INDEMNIFICATIONS AND AGREEMENTS. If any investigative sites or any other third parties, including, but not limited to, Data Safety Monitoring Boards, independent laboratories, Advisory Boards, or End Point Adjudication Committees (collectively, "Third Parties"), request an indemnification for loss or damage caused by the sponsor's Project, then Sponsor shall provide such indemnification directly to the Third Party. If Sponsor requests Quintiles' assistance in negotiating the terms of such indemnities, Quintiles shall provide such negotiation services at its standard daily rates, unless otherwise agreed in the attached Budget. Quintiles shall not sign such indemnifications on Sponsor's behalf unless Sponsor has expressly authorized Quintiles to act as its agent for such purpose or has given Quintiles a written power of attorney to sign such indemnifications. In countries in which local laws or local ethics committees require that a local company must sign such indemnifications and Sponsor has no local presence, Quintiles will sign such indemnities only if the parties have entered into an agreement regarding local representative duties. Such agreement can be reviewed on request.

                  If Sponsor requests that Quintiles enter into agreements to retain Third Parties to perform services regarding the Project, such Third Parties shall be independent contractors and shall not be considered the employees, agents, or subcontractors of Quintiles or Sponsor. Sponsor shall pay Quintiles for its reasonable time and expenses in negotiating and administering any such Third Party Agreements.

         12.0 CONFLICT OF AGREEMENTS. Quintiles represents to Sponsor that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, Quintiles agrees that it will not enter into any agreement to provide services which would in any way prevent it from providing the Services contemplated under this Agreement.




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                  Sponsor agrees that it will not enter into an agreement with a third party that would alter or affect the regulatory obligations delegated to Quintiles pursuant to this Agreement without the written consent of Quintiles, which will not be unreasonably withheld.

         13.0 PUBLICATION. Project results may not be published or referred to, in whole or in part, by Quintiles or its affiliates without the prior expressed written consent of Sponsor. Neither party will use the other party's name in connection with any publication or promotion without the other party's prior, written consent.

         14.0 LIMITATION OF LIABILITY. Neither Quintiles, nor its affiliates, nor any of Quintiles' or, its affiliate's directors, officers, employees, subcontractors or agents shall have any liability of any type to the extent that such liabilities have not resulted from Quintiles' negligence or intentional misconduct, for any loss of profits, opportunity or goodwill, or any type of special, incidental, indirect or consequential damage or loss in connection with or arising out of this Agreement or the Services performed by Quintiles hereunder.

         15.0 INDEMNIFICATION. Sponsor shall indemnify, defend and hold harmless Quintiles and its affiliates, and its and their directors, officers, employees and agents (each, a "Quintiles Indemnified Party"), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively "Losses"), joint or several, resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with the Services furnished by Quintiles under this Agreement (including, without limitation, any Losses arising from or in connection with any study, test, device, product or potential product to which this Agreement relates), provided, however, that (1) Quintiles is shown to have adhered to and complied with all applicable rules and regulations, (2) that Sponsor is promptly notified in writing of any such claim or suit, and (3) that Quintiles agrees to fully cooperate in the handling of any such claim and in the event of suit, to attend hearings and trials and assist in securing and giving evidence and in obtaining the attendance of necessary and proper witnesses. This agreement by Sponsor to indemnify and to hold harmless shall not cover Losses that are determined to have resulted solely from the negligence or intentional misconduct of the Quintiles Indemnified Party seeking indemnity hereunder.

         16.0 INDEMNIFICATION PROCEDURE. Quintiles shall give Sponsor prompt notice of any such claim or lawsuit (including a copy thereof) served upon it and shall fully cooperate with Sponsor and its legal representatives in the investigation of any matter the subject of indemnification. Quintiles shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by this Indemnification provision.

         17.0 TERMINATION. Sponsor or Quintiles may terminate this Agreement without cause at any time during the term of the Agreement on sixty (60) day's prior written notice




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                  to Quintiles or Sponsor, as appropriate. Either party may
                  terminate this Agreement for material breach upon thirty (30) days' written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty
                  (30) day period. During the 30-day cure period for termination due to breach, each party will continue to perform its obligations under the Agreement. If the termination notice is not due to a breach, or if the cure period has expired without a substantial cure of the breach, then the parties shall promptly meet to prepare a close-out schedule, and Quintiles shall cease performing all work not necessary for the orderly close-out of the Services or required by laws or regulations. If Quintiles determines that its continued performance of the Services contemplated by this Agreement would constitute a potential or actual violation of regulatory or scientific standards of integrity, then Quintiles may terminate this Agreement by giving written notice stating the effective date (which may be less than thirty days but at least fifteen days from the notice date) of such termination and the basis for such termination, provided that such violation will not result from Quintiles' misconduct and there is a reasonable belief that such violation is likely to occur. Either party may terminate this Agreement immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy.

                  If this Agreement is terminated by Sponsor without cause or by Quintiles for cause, Sponsor shall pay Quintiles for all Services performed in accordance with the payment schedule indicated in Attachment 2 of this Agreement and reimburse Quintiles for all costs and expenses incurred in performing those Services, including all non-cancelable costs incurred prior to termination but paid after the termination date. Under no circumstance the amount of the payment shall exceed the cap specified in Attachment 2 of this Agreement.

         18.0 RELATIONSHIP WITH AFFILIATES. Sponsor agrees that Quintiles may use the Services of its corporate affiliates to fulfill Quintiles' obligations under this Agreement. Any affiliate so used shall be subject to all of the terms and conditions applicable to Quintiles under this Agreement and entitled to all rights and protections afforded Quintiles under this Agreement. The term "affiliate" shall mean all entities controlling, controlled by or under common control with Quintiles. The term "control" shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the polices and direction of an entity.

         19.0 COOPERATION; SPONSOR DELAYS; DISCLOSURE OF HAZARDS. Sponsor shall forward to Quintiles in a timely manner all documents, materials and information in Sponsor's possession or control necessary for Quintiles to conduct the Services. Quintiles shall not be liable to Sponsor nor be deemed to have breached this Agreement for errors, delays or other consequences arising from Sponsor's failure to timely provide documents, materials or information or to otherwise cooperate with Quintiles in order for Quintiles to timely and properly perform its obligations. If Sponsor delays a project from its agreed starting date or suspends




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                  performance of the project for a period longer than 10 working days, then either: a) Sponsor will pay the standard daily rate of the Quintiles' personnel assigned to the project, based on the percentage of their time allocated to the project, for the period of the delay beginning on the eleventh working day, in order to keep the current team members; or, b) Quintiles may re-allocate the personnel at its discretion, and Sponsor will pay the costs of re-training new personnel. In addition, Sponsor will pay all non-cancelable costs and expenses incurred by Quintiles due to the delay and will adjust all timelines to reflect additional time required due to the delay. In order for Quintiles to comply with the Health and Safety at Work Act 1974 and any applicable regulation made pursuant thereto it is a condition of Quintiles providing the contract Services that Sponsor shall provide Quintiles with all information available to it regarding known or potential hazards associated with the use of any substances supplied to Quintiles by Sponsor, and Sponsor shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

         20.0 PERFORMANCE. Quintiles shall use reasonable efforts to perform the Service in accordance with the terms and conditions of this Agreement, and promptly report in writing to Sponsor upon completion of each task listed in the Table of Responsibilities of Attachment 1 of this Agreement.

         21.0 FORCE MAJEURE. In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials or services, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, Acts of God, inclement weather or other reason or cause beyond that party's control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.

         22.0 NOTICES AND DELIVERIES. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

                  If to Quintiles: Hagit Nof

                  If to Sponsor: Dr. Shalom Z. Hirschman

                  If Sponsor delivers, ships, or mails materials or documents to Quintiles, or requests that Quintiles deliver, ship, or mail materials or documents to Sponsor or to third parties, then the expense and risk of loss for such deliveries, shipments, or mailings shall be borne by Sponsor. Quintiles disclaims any liability for the actions or omissions of third-party delivery services or carriers.

         23.0 INSURANCE. During the term of this Agreement to cover its obligations hereunder, each party shall maintain insurance coverage with a reputable insurance company. The insured party will, upon specific written request, provide evidence in the form



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

                  of a certificate of insurance that the other party is an additional insured on the insured party's policy/policies as their interests may appear.

         24.0 FOREIGN CURRENCY EXCHANGE. The currency to be used to invoice and for payment shall be set forth in the Budget attached hereto as part of Attachment 1 (the "Budget"). If Quintiles is to perform services whereby it earns fees or incurs expenses in a currency(ies) differing from the invoice and payment currency (hereafter, "foreign currency(ies)"), the initial foreign currency exchange rates used as a basis for calculating the Budget shall be referred to as the "Budgeted Rate". For this Agreement, the Budgeted Rate is as follows:
                  [INSERT RATE]. In addition the Budget will state for each currency its percentage of the total fees (and expenses, if applicable), after its conversion into the invoice and payment currency, which will be applied to all invoices. If a currency referenced within the Budget is replaced by the Euro or otherwise ceases to become legal tender, the applicable replacement currency will be substituted for such currency for purposes of this provision at an established conversion rate.

                  Each end of month, an average actual foreign exchange rate will be computed for each foreign currency exchange rate indicated in the Budget. The actual foreign currency exchange rate will be calculated based upon the foreign currency exchange spot rates published at WWW.OANDA.COM on the last business Friday of each month (the "Current Rates").

         25.0 INFLATION ADJUSTMENTS. If Services are provided by Quintiles over multiple calendar years, Quintiles may increase its fees at the beginning of each calendar year to reflect increases in Quintiles' business costs on a prospective basis only. Quintiles' overall costs may be increased for the next twelve
                  (12) month period using the greater of four percent (4%) or the average percentage change in the wages/earnings survey as published in the Economist (or as reported at WWW.ECONOMIST.COM or the equivalent inflation index of the country where services are performed, over the preceding twelve (12) month period.

         26.0 BINDING AGREEMENT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Sponsor and Quintiles and their respective successors and permitted assigns. Except as stated above in Section 18, neither party may assign any of its rights or obligations under this Agreement to any party without the express, written consent of the other party.

         27.0 CHOICE OF LAW, WAIVER AND ENFORCEABILITY. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of Israel exclusive of its conflicts of law provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. Any waiver of a breach of a provision shall not constitute a waiver of any subsequent breach of that provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

         28.0 SURVIVAL. The rights and obligations of Sponsor and Quintiles, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to inventions, confidentiality, discoveries and improvements, indemnification and liability limitations) shall survive the termination of this Agreement.

         29.0 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the International Chamber of Commerce ("ICC") under its International Rules of Arbitration, and judgment on the award rendered by the arbitrator shall be binding and may be entered in any court having jurisdiction thereof. Such arbitration shall be filed and conducted at the office of the ICC closest to the Quintiles office having responsibility for the Project, and shall be conducted in English by one arbitrator mutually acceptable to the parties selected in accordance with ICC Rules.

         30.0 ENTIRE AGREEMENT, HEADINGS AND MODIFICATION. This Agreement contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any modifications to the provisions herein must be in writing and signed by the parties.





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

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.



                  ACKNOWLEDGED, ACCEPTED AND AGREED TO:

                                          [INSERT SPONSOR'S FULL LEGAL NAME]
Quintiles Israel Ltd.                     Advanced Viral Research Corp.
ID - 051256654


By: /s/ EHUD SHOSHANI                     By: /s/ SHALOM Z. HIRSCHMAN, M.D.
    --------------------------------          --------------------------------

Print Name:  EHUD SHOSHANI                Print Name:  SHALOM Z. HIRSCHMAN
            ------------------------                  ------------------------

Title:  GENERAL MANAGER                   Title:  PRESIDENT AND CEO
       -----------------------------             -----------------------------

Date:  OCTOBER 8, 2002                    Date:  OCTOBER 4, 2002
      ------------------------------            ------------------------------



LIST OF ATTACHMENTS

ATTACHMENT 1 - SCOPE OF WORK (FINAL PROPOSAL)

ATTACHMENT 2 - PAYMENT SCHEDULE

ATTACHMENT 3 - QUINTILES ICH-GCP COMPLIANCE




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